Starcraft Reports Fourth Quarter and Fiscal 2004 Year-End Results

GOSHEN, Ind., November 23, 2004 – Starcraft Corporation (NASDAQ:STCR) announced today results for the fourth quarter and fiscal year ended October 3, 2004.

Consolidated revenues for fiscal 2004 were $173.4 million compared to $192.1 million in fiscal 2003. Net loss for the year totaled $45.0 million, or ($5.79) per diluted share. This includes $6.35 per diluted share of charges related to the impairment of goodwill and amortization of intangibles. Excluding those charges, 2004 EPS would have totaled $0.56 per diluted share, which compares to $2.15 per diluted share in fiscal 2003.

Fiscal 2004 revenues were affected by the closure of the Company’s New Jersey facility and decreased demand for second stage product produced out of Oshawa, Ontario. Helping to offset this decline was $10 million in revenues relating to the wheel distribution program and acquisition related revenue of $13.6 million.

Net income was impacted by lower second stage revenues, which compressed gross margins. Additionally, the gross margin levels of acquired businesses were below the Company’s historical levels. Partially offsetting these factors were income tax benefits.

Net sales for the fourth quarter of fiscal 2004 were $45.4 million, versus $42.9 million for the fourth quarter of fiscal 2003. Net income for the quarter was $0.9 million, or $0.10 per diluted share. Excluding amortization charges of $0.5 million, net income for the quarter would have totaled $1.5 million, or $0.16 per diluted share, which compares to net income of $2.9 million, or $0.51 per diluted share in the 2003 fourth quarter.

Revenues in the fourth quarter were positively impacted by strong performance from the wheel distribution program, which contributed $3.2 million in revenue; while revenues derived from newly acquired companies contributed $4.8 million. These increases were partially offset by a $12.4 million decline in second stage revenue. The corresponding shift in business mix had a negative effect on gross margin, as higher margin second stage revenue was supplanted by acquisition related revenue.

During the quarter, Starcraft announced several new programs beginning in 2005. Amstar LLC, a 50-50 joint venture of Tecstar and AM General, will produce a special edition Hummer H2®. The venture, starting in July of 2005, is expected to generate revenues in excess of $5 million. Starcraft was also awarded a new program to produce a luxury suburban package for General Motors. The program will last through the 2006 model year with estimated annual revenues of $35 million. Finally, the Company announced the expansion of its current program involving the Silverado S/S pickup truck.

The new programs announced during the fourth quarter come in addition to the Powertrain Integration joint venture with IMPCO Technologies, Inc. (NASDAQ: IMCO) that was announced in July 2004. This new company will provide powertrain integration, engineering expertise and production capabilities to satisfy the OEM need for low volume, on-highway vehicle applications.

NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included within this press release, Starcraft Corporation has provided earnings and earnings per share prior to goodwill impairment and amortization of intangible assets, which are considered non-GAAP financial measures. Such information is reconciled to its closest GAAP measure (fully diluted earnings per share) in accordance with SEC Rules.

Management believes that these non-GAAP financial measures are useful to both management and Starcraft shareholders in their analysis of the company’s business and operating performance. Management also uses this information of operation planning and decision-making purposes. In particular, providing our pre-tax earnings data excluding these acquisition related non-cash charges, provides a more realistic view of the company’s actual results from operations for the periods in question.

Non-GAAP financial measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Starcraft Corporation may not be comparable to similarly titled measures reported by other companies.

ABOUT STARCRAFT

Starcraft Corporation is a leading supplier to the OEM automotive supply market. It also supplies after-market parts and accessories to wholesale and retail customers throughout the United States.

This news release contains forward-looking statements regarding Starcraft’s business operations and outlook, prospective revenue, and for new business. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, level of customer demand, competitive pressures and other important factors detailed in the Company’s Form 10-K for fiscal 2003 filed with the Securities and Exchange Commission.

For more information:

Michael H. Schoeffler Co-CEO 574-534-7827 ext 300	Joseph E. Katona III Chief Financial Officer 574-534-7827 ext 239
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STARCRAFT CORPORATION CONSOLIDATED FINANCIAL RESULTS

Dollars in Thousands, except EPS

	Three Months Ended		Twelve Months Ended
Statement of Operations (unaudited):	October 3, 2004	September 28, 2003	October 3, 2004		September 28, 2003
Net Sales	$ 45,350	$ 42,932	$ 173,403		$ 192,102
Cost of Goods Sold	40,723	33,210	150,339		147,835

Gross Profit	4,627	9,722	23,064		44,267
Selling and Promotion Expenses	785	489	2,897		1,866
General and Administrative Expenses	3,824	5,091	16,196		17,297
Goodwill Impairment	--	--	47,900		--
Amortization of Intangibles	540	--	1,440		--
Operating Income (Loss)	(522)	4,142	(45,369)		25,104
Nonoperating Income (Expense):
Interest, net	(486)	(150)	(940)		(457)
Other, net	--	15	--		33

	(486)	(135)	(940)		(424)
Income (Loss) Before Minority Interest
and Income Taxes	(1,008)	4,007	(46,309)		24,680
Minority Interest in Income of Subsidiary	--	2,191	610		10,832

Income (Loss) before Income Taxes	(1,008)	1,816	(46,919)		13,848
Income Taxes (Benefits)	(1,939)	(1,061)	(1,897)		2,060

NET INCOME(LOSS)	$ 931	$ 2,877	$(45,022)		$ 11,788

Basic Earnings (Loss) Per Share	$ 0.10	$ 0.57	(5.79)		$ 2.37

Diluted Earnings (Loss) Per Share	$ 0.10	$ 0.51	$ (5.79	)(1)	2.15

Weighted Average Number of
Basic Common Shares Outstanding	8,914	5,023	7,772		4,975

Weighted Average Number of
Diluted Common Shares Outstanding	9,253	5,634	8,471		5,494

(1)	Calculation does not reflect the effect of incentive stock options and convertible securities since their effect is antidilutive

	October 3, 2004	September 28, 2003		October 3, 2004	September 28, 2003
Balance Sheets:	(Unaudited)	(Audited)		(Unaudited)	(Audited)
Current Assets:			Current Liabilities:
Cash	$ 1,173	$ 836	Current Maturities & Notes Payable	$ 310	$ 0
Accounts and Other Receivables	25,079	29,182	Accounts Payable, Trade	20,945	19,549
Inventories	13,547	10,060	Accrued Expenses	3,549	7,572

Other Current Assets	4,872	9,002	Total Current Liabilities	24,804	27,121

Total Current Assets	44,671	49,080	Long-term Debt	18,896	9,148
Property and Equipment, net	14,517	9,136	Minority Interest	0	9,821
Goodwill and Intangibles, net	90,303	0	Deferred Taxes	4,938	0
Other Assets	1,506	514	Shareholders' Equity	102,359	12,640

	$150,997	$58,730		$150,997	$58,730

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